Exhibit 10.88

Head of Terms

This head of terms (the “HoT”) sets forth the main terms and conditions of an envisaged transaction (the “Transaction”) consisting of the acquisition by Nuburu (“Nuburu”), either directly or indirectly through a subsidiary (including Nuburu Defence LLC, “Nuburu Defence”), of the entire corporate capital of 1AF2 S.r.l. whose corporate name is currently being changed to Orbit S.r.l. (“Orbit” or the “Company”).

Nuburu is an U.S. company incorporated under the Laws of Delaware, whose shares are listed on the New York Stock Exchange (“Nuburu” or the “Purchaser”), engaged in the development and manufacturing of industrial blue laser technology and currently - under a renewed strategic vision led by Mr. Alessandro Zamboni (“AZ” or the “Seller”) and together with Nuburu, the “Parties”) (as executive chairman of Nuburu) - expanding into defence-tech, security and critical infrastructure resilience also through internal innovation and strategic acquisitions to build a Defense & Security Hub targeting long-term growth in high-value government and enterprise markets.

Orbit is an Italian company which operates in the software sector as a service business providing a platform named “Orbit” focused on digitalizing the operational resilience processes of mission critical corporations.

As of the date hereof, the entire corporate capital of the Company is owned by Mr. Alessandro Zamboni (“AZ”) who intends to transfer this stake - together with certain other assets, including certain promissory notes towards Nuburu (the “Promissory Notes”) (as better described below) - into a newly established Italian holding company (“AZ Holding”) which, as a result, will be wholly owned by AZ (the “Reorganization”) and, consequently, AZ Holding shall be identified as the seller of the Company in the context of the Transaction.

This HoT, and any provisions contained herein have a binding nature among the Parties, as set forth by the following point 18.

main terms and conditions of the Transaction
1. Parties

Alessandro Zamboni, an Italian citizen born in Turin (Italy), on September 20, 1978, Italian tax code ZMBLSN78P20L219K.

Nuburu Inc., a United Stated company incorporated under the Laws of Delaware (United Stated of America), under No. 7992754, whose shares are listed on the New York Stock Exchange. As of the date hereof, AZ is the executive chairman of Nuburu.

2. Premises

Acquisition of the Orbit Platform

On 27 January 2025, the Company and RegTech Open Project Plc (“RTOP”) entered into a sale and purchase agreement concerning the acquisition by the Company of the business consisting of information technology systems and software development and support (respectively, the “Orbit Platform” and the “Acquisition Agreement”); on 25 September 2025, the Acquisition Agreement has been executed according to the terms and condition set forth by the Acquisition Agreement and known by the Parties.

Original Transaction

During the course of 2025, the Parties entered into certain agreements concerning – subject to certain conditions precedent – the acquisition of the

Company by Nuburu, through TCEI S.à r.l. (“TCEI”), a company being entirely acquired by Nuburu itself (the “Original Transaction”).

Pursuant to such agreements and in the context of the Original Transaction:


on March 2025, Nuburu initially paid, via TCEI, to AZ an amount of USD 1,350,000.00 as a confirmatory deposit (caparra confirmatoria) for the envisaged acquisition (i.e. “Nuburu Credit”). Then AZ, TCEI and Nuburu reached an agreement upon, inter alia, the acknowledgement by AZ of the Nuburu Credit and the release and discharge by AZ of TCEI from any and all related obligations or liabilities and, consequently, the commitment by AZ to pay directly to Nuburu the amount corresponding to the Nuburu Credit (the “Nuburu Credit Transaction”);

AZ subscribed the promissory notes issued by Nuburu on 30 April 2025, for a principal amount of USD 900,000.00, plus interest, and whose maturity date is 29 April 2026 (the “Promissory Notes”);

on 7 March 2025, AZ granted a quotaholder loan of USD 350,000.00 in favour of the Company, currently outstanding for the entire amount (the “AZ Quotaholder Loan”).

However, due to the non-occurrence of the condition precedents set forth in the relevant agreements (as acknowledged and agreed by the parties involved in the Original Transaction), the Original Transaction was not completed and therefore, as of the date hereof: (i) the entire corporate capital of the Company is owned by AZ, (ii) AZ holds the Promissory Notes for the outstanding amount of USD 900,000.00 plus interests and (iii) AZ is debtor vis à vis Nuburu of the Nuburu Credit.

Transaction

In order to implement the Transaction, which constitutes a related-parties transaction of Nuburu according to the laws and regulations applicable to the Purchaser, and in compliance with the above laws and regulations:

(i)
on 27 March 2025 KPMG LLP (“KPMG”) has been appointed by the independent directors of Nuburu (the “Independent Directors”) in order to assist Nuburu in performing a customary due diligence on the Company and a pricing analysis regarding the enterprise value of the Company taking into account the business plan of the Company reviewed by KPMG (respectively the “KPMG Assessment” and the “Business Plan”);
(ii)
on 28 August 2025, the Independent Directors, according to the applicable laws and regulations and considering the KPMG Assessment, issued a favourable opinion on the Transaction;
(iii)
on 3 October 2025, the Board of Directors of Nuburu, having taken note of the positive opinion of the Independent Directors, approved the Transaction under to the term and conditions set forth herein.

3. Structure of the Transaction	The Transaction will be implemented through the following steps as regulated under this HoT:

(i)
the subscription by Nuburu, directly or indirectly (including on behalf of Nuburu Defence or another subsidiary), of a divisible paid capital increases (aumento di capitale a pagamento scindibile) of the Company for a maximum amount of USD 5,000,000.00 (including any premium) to be carried out within 36 months of the signing date of this HoT (respectively the “Capital Increase” and the “Term of the Capital Increase”). It being understood that (x) if, by the Term of Capital Increase, the latter has not been fully subscribed, it shall be deemed to have been completed for the amount subscribed and paid up to that term and (y) the maximum amount of the Capital Increase above mentioned shall be converted in Euros at the exchange rate (USD:EURO) recorded on the Italian business day preceding the resolution of the Capital Increase (the “Exchange Rate”); and
(ii)
the acquisition by Nuburu, directly or indirectly (including on behalf of Nuburu Defence or another subsidiary), of the remaining quota in the Company which will be held by AZ as a result of the execution of the Capital Increase by Nuburu at the time of the acquisition itself (respectively, the “Acquisition” and the “Remaining Quota”).

4. Capital Increase

For the purposes of the Capital Increase, the Company shall validly resolve upon the Capital Increase to be offered to Nuburu, in accordance with the terms, conditions and modality set forth and detailed in the Long Form Agreements taking into account the Business Plan of the Company.

Hereby, in the context of the Transaction and in order to fund the Business Plan, the Parties agree and acknowledge that:

(a)
by the subscription of this HoT, Nuburu irrevocably undertakes to subscribe and pay the Capital Increase for a maximum amount of USD 5,000,000.00 and within the Term of the Capital Increase, at discretion of Nuburu;
(b)
by the subscription of this HoT and at the signing date of this HoT, Nuburu shall correspond (and irrevocably undertakes to correspond), possibly on behalf of Nuburu Defence or other subsidiary, to the Company an amount of USD 1,500,000.00 as an advance payment against the Capital Increase by means of a contribution towards future capital increase (versamento in conto futuro aumento di capitale) which, for the sake of clarity, shall be used to the execute the Capital Increase and in respect of which Orbit shall issue a written release (quietanza liberatoria) confirming the unconditional receipt and irrevocable waiver of any further claim in respect of said amount.

5. Acquisition

Following 12 months from the first subscription of the Capital Increase and in any case within 31 December 2026, Nuburu, either directly or indirectly through Nuburu Defence or other subsidiary, will carry out the Acquisition for the Consideration (as defined below) and in accordance with the terms and conditions set forth herein (the execution of the Acquisition is defined the “Acquisition Closing”).

Upon the execution of the Acquisition Closing, the corporate capital of the Company will be entirely held, either directly or indirectly through Nuburu Defence or another subsidiary, by Nuburu.

Valuation

For the purpose of the Acquisition, the Parties agree on a valuation of the Company equal to USD 12,500,000.00 (pre-money), as resulting from the KPMG Assessment (the “Valuation”).

Consideration of the Acquisition

Based on the Valuation, the Parties agree that the consideration for the Acquisition is equal to USD 12,500,000.00 that will not be subject to any adjustment or variation (the “Consideration”) and shall paid and be structured as follows:

(i)
USD 3,750,000.00 an advance payment on the Consideration and therefore as a confirmatory deposit (caparra confirmatoria) under Article 1385 of the Italian Civil Code (the “Advance Payment of the Consideration”), of which:
(a)
by offsetting the Nuburu Credit (equal to USD 1,350,000.00). With respect to the Nuburu Transaction, Nuburu hereby undertakes to exercise any rights, take any actions or execute any agreements (if necessary), in order to allow the above offsetting; and
(b)
the remaining portion of USD 2,400,000.00 shall be corresponded, possibly on behalf of a subsidiary, by Nuburu to AZ in several tranches, each of them for the amount of USD 600,000.00, according to the following (as better detailed in the Long Form Agreements): (1) the first tranche upon the signing of this HoT; (2) the second tranche within and no later than 31 December 2025; (3) the third tranche within and no later than 31 March 2026; and (4) the fourth tranche within and no later than 30 June 2026. It being understood that Nuburu shall accelerate the above payments by using the 20% of the proceeds arising from any fund-raising transactions performed by Nuburu itself.

For the purpose of payment under previous point (i) letter (b), Nuburu, hereby and at the signing date of this HoT, irrevocably undertakes to correspond, on behalf of Nuburu Defence or another subsidiary, to AZ the first tranche equal to USD 600,000.00 in available funds and according to terms and modalities previously agreed upon by the Parties and AZ shall promptly issue the relevant payment receipt;

(ii)
USD 8,750,000.00 (the “Second Portion of the Consideration”) to be paid no later than 31 December 2026, through the exchange of the Remaining Quota with preferred shares or equivalent securities to be agreed by the Purchaser and the Seller) to be issued by Nuburu and assigned to AZ (the “Preferred Shares”). The relevant number of the Preferred Shares to be issued as Second Portion of the Consideration shall be established according to the terms and conditions set forth under the Long Form Agreements. The Preferred Shares will have the following main rights and features (as better detailed and ruled in the Long Form Agreements): (x) voting rights at a ratio of 5:1 vis à vis the common shares; (y) full ratchet (anti-dilution protection), if applicable; (z) convertible into common shares on a 1:1 basis.

It being understood that: (a) hereby Nuburu undertakes to ensure that by 31 July 2026 (or other date as may be agreed upon between the Parties) the shareholders’ meeting of Nuburu will be held to resolve upon the approval of the issuance of the Preferred Shares and the assignment of the Preference Shares to AZ to execute the Transaction under this HoT and the Long Form Agreements and (b) if the shareholders meeting of Nuburu does not adopt the above resolution, the Parties shall in any case cooperate in good faith to identify and implement an alternative solution that enables Nuburu to pay the Second Portion of the Consideration through securities of Nuburu.

Other Provisions
6. Nuburu’s right of designation

Pursuant to the Article 1401 of the Italian Civil Code, Nuburu shall have the right to designate Nuburu Defence or other subsidiary as the entity which shall acquire and invest in the Company according to the terms and conditions of this HoT. It being understood that, in connection with such designation, any existing relationships and/or receivables of Nuburu vis a vis AZ may also be transferred to Nuburu Defence, if and to the extent applicable.

7. Reorganization

The Parties acknowledge and agree that

(i)
unless otherwise specified, any reference to AZ contained in this HoT and in the Long Form, Agreement, as seller and/or quotaholder of the Company, shall be understood and interpreted as referring to AZ Holding, in case the latter has already been established at the relevant time as result of the Reorganization;
(ii)
under Article 1401 of the Italian Civil Code, AZ shall have the right to designate AZ Holding – upon the completion of the Reorganization – as the entity which shall succeed AZ (or act jointly with AZ, as the case may be) in the Long Form Agreements by acquiring the rights and assuming the obligations placed on AZ. It being understood that, in connection with such designation, any existing relationships and/or receivables of AZ vis a vis Nuburu may also be transferred to AZ Holding, if and to the extent applicable.

8. Capital Increase uses	The Parties agree that the proceeds of the Capital Increase will be used as follows: (i) to support the implementation of the Business Plan; (ii) to fully reimburse the AZ Quotaholder Loan to AZ.
9. Exclusivity for Defense Sector Distribution for	Nuburu, and its subsidiaries, including but not limited to Nuburu Defense, shall have the exclusive right to market, sell, and distribute the Orbit Platform

Nuburu Inc. and subsidiaries

to the defense sector globally. This exclusivity includes, but is not limited to, sales to governmental defense agencies, military organizations, mission-critical infrastructures / corporations and defense contractors. This exclusive right shall commence upon the signing of this HoT and shall continue until the Term of the Capital Increase. The terms and conditions of this distribution, including pricing, sales targets, and support obligations, will be outlined in a separate distribution agreement, at arm’s length conditions, to be executed between Orbit and Nuburu Defense (and/or Nuburu and other subsidiaries).

10. Timeline

The Parties, hereby and as far as they are concerned, commit to do everything necessary and appropriate to proceed with the Transaction as set forth under this HoT, according to the following timeline:

(i)
signing of the Long Form Agreement in the second half of October 2025;
(ii)
Company resolution of the Capital Increase as soon as practicable and in any case within the end of October 2025; and
(iii)
following 12 months of the first subscription of the Capital Increase and in any case by 31 December 2026, completion of the Acquisition Closing.

Governance and transfer of quotas of the Company
11. Corporate governance

The Parties acknowledge and agree that upon reaching by Nuburu of a quota in the Company at least equal to 20% (the “Corporate Governance Condition”), the corporate governance rules and principles set forth under the next point 12, 13 e 14 will apply.

Furthermore, to this regard, the Parties acknowledge and agree that:


the above corporate governance rules and principles have been set and agreed upon by the Parties for the purpose of the consolidation by Nuburu of its stake in the Company according to the applicable accounting principles;

the corporate governance rules and principles shall be reflected in the By-laws and in the Long Form Agreements;

before and until the occurrence of Corporate Governance Condition, the current corporate governance of Orbit will remain unchanged.

12. Board of Directors, CEO

The Company shall be managed by a board of directors which will be composed of a majority of members appointed by Nuburu. It being understood that:

(i)
AZ shall be the Chairman of the Company with delegated powers to manage the treasury processes and the preparation of the financial reporting; and
(ii)
the CEO, if appointed, shall be designated by Nuburu.

The resolutions of the Board of Directors of the Company will be adopted with the majorities set forth under the laws, it being understood that (a) the capital call under the Capital Increase shall be determined by the Board of Directors of the Company as ruled in the Long Form Agreement, and (b) the certain customary rights (veto rights) will be granted in the Long Form Agreements to the director(s) appointed by AZ in line with the best practice for similar transactions.

13. Board of Statutory Auditors

The Board of Statutory Auditors of the Company, if required by law or agreed upon by the Parties shall be composed as follows:

(i)
two statutory auditors and one depute auditor (sindaco supplente) shall be appointed by Nuburu; and
(ii)
one statutory auditor (as Chairman) and one deputy auditor shall be appointed by AZ Holding.

In case of appointment of a sole statutory auditor, he/she shall be appointed by Nuburu.

14. Quotaholders meetings’ resolutions

The resolution of the quotaholders’ meetings of the Company shall be adopted with the majorities set forth under the law, it being understood that certain customary rights (veto rights) will be granted to Nuburu in the Long Form Agreements in line with the best practice for similar transaction.

15. Lock-up

The Parties shall be subject to a lock-up starting from the first subscription of the Capital Increase and ending at the completion of the Acquisition Closing, it being understood that the lock-up shall not apply in case of customary permitted transfers (including the Reorganization).

Miscellanea
16. R&Ws	In the Long Form Agreements each Party shall release in favour of the other Party customary representations and warranties considering the nature and structure of the Transaction.
17. Binding documentation

The Parties acknowledge that the completion of the Transaction entails the execution – inter alia – of the binding agreements and documents, which shall reflect the rules and principles of this HoT, shall be negotiated in good faith and agreed upon by the Parties (the “Long form Agreement”) which will include:

➢
an investment and quotaholders’ agreement regulating the Transaction and the Company according to this HoT and containing customary provisions for this kind of transaction;
➢
the By-laws of the Company, which shall apply starting from the execution of the first subscription of the Capital Increase and until the completion of the Acquisition Closing and shall reflect, to the maximum extent permitted under the Law, the provisions on the corporate governance of Orbit and the rules governing transfers of the quotas of the Company as set forth under the previous section of this HoT (Governance and transfer of the quotas of the Company).

18. Nature of the HoT

This HoT is binding between the Parties who shall therefore be required to conduct negotiations to enter into the Long Form Agreements and, in any case, implement the Transaction under the terms and the conditions set out herein. It being understood that this HoT represents the best understanding achieved to date by the Parties to reach a common understanding and to carry out the Transaction, also taking into account the outcomes of the KPMG Assessment.

Therefore, by signing this HoT, the Parties, as far as they are concerned, undertake to execute the necessary activities and fulfilments for the performance of the Transaction as set forth under this HoT (and the Long Form Agreement), including but not limited to the following (without prejudice to the commitment set forth under point 5):

-
AZ undertakes to ensure that the Company validly resolves the Capital Increase and the Company adopts the By-laws and it has a governance according to this HoT;
-
the Parties undertakes execute the payments, advance payments, reimbursements, etc. in accordance with the terms and conditions provided in this HoT (and in the Long Form Agreements) including payment receipts, credit notes, accounting records, etc., and, more generally, everything necessary and appropriate under and in full compliance with the applicable law and regulations.

19. Costs	Each Party shall be responsible for, and shall bear, all of its own costs and expenses incurred in connection with the negotiation and execution of this HoT and, in general the Transaction.
20. Confidentiality

The Parties acknowledge that Nuburu is a company whose shares are listed on the New York Stock Exchange, and that any confidential information obtained in the context of and for the purposes of the Transaction (including this HoT and the negotiation of the Transaction) may be subject to specific legal and regulatory requirements. Accordingly, the Parties - also under Article 1381 of the Italian Civil Code, as to their director, manager, employee, consultant, statutory audit, advisors and auditors - undertake to handle such information in full compliance with all applicable laws and regulations, including, without limitation, those relating to privileged information, insider trading and market manipulation.

The Parties agree - also under Article 1381 of the Italian Civil Code, as to their director, manager, employee, consultant, statutory audit, advisors and auditors - to keep strictly confidential any information concerning this HoT or its content, as well as any other information that the Parties have exchanged during the negotiations of this HoT or that will exchange in connection with the negotiation of the Long Form Agreement and/or, in general, in the context of the Transaction. Each Party will be entitled to reveal such information to third parties only to the extent necessary for the implementation and fulfilment of this HoT, or to comply with mandatory Law and regulation to which such Party may be subject.

21. Governing law and jurisdiction	This HoT is governed by and construed in accordance with the Law of Italy.

Any disputes that might arise in connection with this HoT shall be submitted to the exclusive jurisdiction and competence of the Court of Milan.

DOCPROPERTY "CUS_DocIDChunk0" 37004249_v1